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                         [ANNUITY INVESTORS LETTERHEAD]

                                  ENDORSEMENT

The SETTLEMENT OPTIONS section of your contract is changed as set out below:

            OPTION D - Income for a Fixed Period, Not to Exceed Life Expectancy

            We will make periodic payments for a fixed period. The fixed period will be equal to the life expectancy of the person on whose life payments are based. It will be no longer than that used to determine whether there has been a transfer of assets pursuant to the Medicaid rules in the state where the person resides. THIS OPTION IS IRREVOCABLE. AS OF THE DATE THAT PAYMENTS BEGIN UNDER THIS OPTION, THIS CONTRACT HAS NO VALUE THAT CAN BE ASSIGNED, TRANSFERRED, SURRENDERED, LOANED, COMMUTED, OR WITHDRAWN. The first payment will be paid as of the last day of the initial payment interval.

This is part of your annuity contract. It is not a separate contract. It changes the annuity contract only as and to the extent stated. In all cases of conflict with the other terms of the annuity contract, the provisions of this Endorsement shall control.

            Signed for us at our office as of the date of issue.


            /s/ Mark F. Muething                       /s/ Charles R. Scheper

              MARK F. MUETHING                           CHARLES R. SCHEPER
                  SECRETARY                                   PRESIDENT